Exhibit 99.1

KFx ANNOUNCES SALES TO INDUSTRIAL USERS

ALSO PROVIDES UPDATE ON FIRST UNIT TRAIN SHIPMENT TO UTILITY CUSTOMER

DENVER, August 16, 2006 -- KFx Inc. (Amex: KFX) today announced that it has secured the sale of its K-FuelTM refined coal to two industrial users.  The K-FuelTM is being produced at the Company’s Ft. Union facility in Gillette, Wyoming, and the amounts in the shipments reflect typical industrial user volume. The K-FuelTM was priced at prevailing industrial market rates for low emission, high BTU coal.

“The market for K-FuelTM refined coal encompasses both utility and industrial users, as these initial orders confirm,” commented Mark Sexton, CEO. “While utility and industrial users have different consumption profiles, they both need high BTU, low-emission environmentally compliant coal.  By using K-FuelTM our customers achieve a high operating efficiency in their boilers, and they will be well positioned to meet emissions standards that are becoming increasingly more difficult for them to meet with raw coal.”

The emissions characteristics of K-Fuel™ are particularly relevant to industrial users of coal.  Industrial users must comply with section 112(d) of the Clean Air Act (CAA) by September 2007, which requires them to reduce emissions of hazardous air pollutants, including mercury.  “We’ve found that many of these customers haven’t been able to install advanced pollution controls due to equipment scarcity and cost.  For these coal consumers, compliant coal, such as K-Fuel™ is a very attractive option for meeting those requirements,” reported Sexton.  Independent third-party test results of K-Fuel™ have noted significant reductions in Mercury (Hg) as well as Sulfur Dioxide (SO2), Nitrogen Oxide (NOx), and Carbon Dioxide (CO2) emissions.

Regarding the first unit train shipment of K-Fuel™ from KFx’s Ft. Union facility in Gillette, Wyoming to a utility power plant in Ohio, the unit train arrived and was unloaded at its destination last week. KFx’s previously announced utility customer conducted test burns on the K-FuelTM in its boilers beginning last weekend.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:     KFx Inc., Denver, CO
                 Analyst Contact:
                 Karli Anderson, Director of Investor Relations
                 303-293-2992

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KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430